Exhibit 99.1

Royal Gold Reports Fourth Quarter and Fiscal Year 2020 Results

DENVER, COLORADO. AUGUST 5, 2020: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) reports fiscal year 2020 (“fiscal 2020”) net income of $199.3 million, or $3.03 per share, on record revenue of $498.8 million and operating cash flow of $340.8 million. Adjusted net income[1] was $162.4 million, or $2.47 per share, after excluding a gain on changes in the fair value of equity securities of $0.02 per share, a one-time non-cash employee stock compensation expense item of $0.05 per share, a non-cash impairment charge of $0.02 per share for the write-down of a royalty interest, and a tax benefit of $0.61 per share due to the combination of Swiss tax reform and the release of an uncertain tax liability.

“Fiscal 2020 was a standout year for Royal Gold, and our portfolio delivered record revenue of approximately $500 million, 79% of which came from gold,” commented Bill Heissenbuttel, President and CEO. “We successfully transitioned to a new generation of leadership in the company, and despite unprecedented challenges caused by an uncertain external environment, I am pleased with how we maintained our strategic focus on strengthening the balance sheet, growing our dividend, and funding future growth through cash flow. We reduced our net debt by $115 million, paid $71.5 million in dividends, and funded $135.7 million in advance payments towards our silver stream at Khoemacau, which we expect will provide a near-term contribution to portfolio growth when it begins production in calendar 2021.”

“Royal Gold has developed a reputation for operational and financial discipline, and I look forward to further building on this reputation as we review new business opportunities in a positive gold price environment, all with the ultimate goal of growing per share metrics.”

Fiscal Fourth Quarter Results

For the fiscal fourth quarter ended June 30, 2020 (“fourth quarter”), net income of $49.0 million, or $0.75 per share, was reported on revenue of $120.0 million and

Key Fiscal 2020 Highlights:

●
Exceptional financial performance with new records for revenue of $498.8 million, operating cash flow of $340.8 million and earnings of $199.3 million
●
Volume of 320,000 GEOs[2]
●
Transitioned to new leadership
●
Funded growth with $135.7 million of advance payments towards Khoemacau silver stream and reduced net debt[1] by $115 million, from free cash flow[1] with no new shares issued
●
Increased per share dividend for the 19th consecutive year and paid total dividends of $71.5 million

Fourth Quarter Key Metrics Compared to Prior Year Quarter:

●
Revenue of $120.0 million, an increase of 3.7%
●
Operating cash flow of $91.6 million, an increase of 26.7%
●
Volume of 70,100 GEOs[2], a decrease of 20.7%
●
Dividends paid of $18.4 million, an increase of 5.7%
●
Average price of $1,711 per gold ounce, an increase of 30.7%

operating cash flow of $91.6 million. Adjusted net income[1] was $34.2 million, or $0.53 per share, after excluding a gain on changes in the fair value of equity securities of $0.10 per share, a discrete tax benefit from the reversal of an uncertain tax liability in a foreign jurisdiction of $0.17 per share, a non-cash impairment charge of $0.02 per share for the write-down of a royalty interest, and a reversal of $0.03 per share for the combined tax effect of these adjustments.

Recent Developments

Khoemacau Project

According to Khoemacau Copper Mining (Pty.) Limited (“KCM”), progress continued at the Khoemacau Project (“Khoemacau”) in Botswana, and the project reached approximately 54% of construction completion as of June 30, 2020 with 81% of the capital committed. According to KCM, activities are focused on refurbishment of the Boseto mill, underground development, completion of accommodation, power and water infrastructure at Zone 5 and completing construction of the haul road between Zone 5 and the Boseto mill. Also according to KCM, underground development has cumulatively advanced 2,360 meters in the five declines, which is in line with planned development rates.

On July 5, 2020, Royal Gold made its fourth advance payment of $11.1 million, which brings the total contribution to $146.8 million. Royal Gold expects to commit $35-45 million during the remainder of calendar year 2020, and assuming a funding commitment at the midpoint of this range, the total remaining commitment in calendar year 2021 is expected to range from approximately $25 million for the base stream of 80% of payable silver to approximately $78 million should KCM elect to increase the stream from 80% to 100% of payable silver. Further payments are subject to certain

1 Adjusted net income, net debt and free cash flow are non-GAAP financial measures. See Schedule A of this press release for additional information.

2 See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

conditions and are scheduled to be made on a quarterly basis using an agreed formula and certification process as project spending progresses.

According to KCM, although a six-month state of emergency has been declared by the Government of Botswana to help prevent the spread of COVID-19, mining has been designated an “essential service” and activity at Khoemacau is continuing. However, due to reduced activity by certain critical contractors engaged in the process plant refurbishment during April and May, and the impacts experienced from travel restrictions, some activities have been slowed or rescheduled. Barring any potential further impacts caused by COVID-19 considerations, KCM now expects the first shipment of concentrate to occur late in the third calendar quarter of 2021.

Mount Milligan

On April 1, 2020, Centerra Gold Inc. (“Centerra”) announced that reductions of manpower and throughput at Mount Milligan would occur as a result of actions implemented to combat the COVID-19 pandemic. Centerra has since reported that workforce numbers returned to normal over the month of May resulting in mining and plant tonnages returning to planned levels. According to Centerra, process plant throughput averaged approximately 60% of target levels and mining operations experienced a four week partial shutdown during the reduction period, and during April, the process plant was shut down for eleven days to perform routine maintenance and reline the SAG mill.

Centerra also reported that stored water inventory at Mount Milligan, which is critical to the ability to process ore through the mill on a sustainable basis, was in excess of six million cubic meters as at June 30, 2020. Centerra reported that spring water pumping started in April, and substantial snowpack and a wet spring led to volumes pumped as of the end of June that exceeded those of the entire 2019 pumping season. In addition, Centerra reported that Mount Milligan continued to access ground water from the Lower Rainbow Valley wellfield and other groundwater wells near the tailings storage facility during the quarter ended June 30, 2020. Centerra also reported that it continued exploration activities focused on extending the groundwater capacity in the vicinity of the existing infrastructure, and these activities will continue for the remainder of 2020. Further, Centerra reported that it continues to pursue a longer-term solution to its water requirements at Mount Milligan.

On July 31, 2020, Centerra confirmed that there is no change to the previously issued production guidance for Mount Milligan for calendar year 2020 of 140,000 to 160,000 payable ounces of gold and 80 to 90 million pounds of copper.

Peñasquito

On May 5, 2020, Newmont Corporation (“Newmont”) announced that operations at Peñasquito were placed on care and maintenance on April 12 due to a Mexican federal government decree to temporarily suspend all non-essential activities in Mexico as part of a nationwide effort to help slow the spread of COVID-19. According to Newmont, a phased ramp-up began in mid-May with milling and mining activities ramping up at the beginning of June, and production in the plant was back to pre-COVID levels by mid-June.

On July 30, 2020, Newmont provided full year 2020 production guidance for Peñasquito of 510,000 ounces of gold, 28 million ounces of silver, 360 million pounds of zinc, and 190 million pounds of lead.

Wassa

On July 27, 2020, Golden Star Resources Ltd. (“Golden Star”) announced that it signed a binding agreement with Future Global Resources Limited (“FGR”) for the sale of the Prestea and Bogoso mines.

Royal Gold owns the right to purchase 10.5% of the gold produced from Golden Star’s Wassa, Prestea and Bogoso mines until an aggregate 240,000 ounces have been delivered, after which the stream percentage will decrease to 5.5%. The cash purchase price for gold is 20% of the spot price per ounce delivered until 240,000 ounces of gold have been delivered, and 30% of the spot price per ounce delivered thereafter. As of June 30, 2020, approximately 110,500 ounces of payable gold have been delivered to Royal Gold from the Wassa, Prestea and Bogoso mines, 69,700 ounces of which have been delivered from Wassa.

The transaction contemplated by Golden Star and FGR requires the separation of the Royal Gold stream agreement into separate stream agreements for each of Wassa and Prestea/Bogoso, which is conditional on, among other things, the approval of the Board of Directors of Royal Gold. Further, on July 28, 2020, Golden Star announced that, if approved, the separated Wassa stream agreement would require Golden Star to deliver 10.5% of the gold produced from Wassa in return for a cash purchase price of 20% of the spot price per ounce delivered, until the delivery of 240,000 ounces, after which the obligation would decrease to 5.5% of the gold produced from Wassa in return for a cash purchase price for gold of 30% of the spot price per ounce delivered. Royal Gold continues negotiations with Golden Star and FGR to separate the stream agreement with a target closing date of September 30, 2020.

On July 28, 2020 Golden Star reported 2020 gold production guidance for Wassa of between 165,000 to 170,000 ounces, up from the previous guidance range of 155,000 to 165,000 ounces.

Commitment to Maintaining a Strong Balance Sheet

On April 3, 2020, due to the uncertain environment caused by the COVID-19 pandemic, the Company drew an additional $200 million on its revolving credit facility as a precautionary measure to help ensure cash is readily available to support continued business activities. There was no immediate requirement for the additional funds and the funds remain available on the balance sheet. The Company remains committed to maintaining a strong balance sheet, and absent the requirement to fund any new business opportunities, expects to manage debt levels once the operating environment returns to normal.

On July 2, 2020, the Company repaid $30 million of the outstanding borrowings under its revolving credit facility, which decreased the amount outstanding to $275 million and increased the amount available to $725 million.

Fiscal 2020 Overview

For fiscal 2020, the Company recorded net income of $199.3 million, or $3.04 per basic share and $3.03 per diluted share, as compared to net income of $93.8 million, or $1.43 per basic and diluted share, for the fiscal year ended June 30, 2019 (“fiscal 2019”). The increase in earnings, when compared to fiscal 2019, was primarily attributable to (i) an increase in revenue, (ii) a decrease in interest expense and (iii) discrete income tax benefits recognized, primarily attributable to Swiss tax reform and the release of an uncertain tax liability resulting from a settlement agreement with a foreign tax authority related to withholding tax. Each are discussed further below.

Fiscal 2020 total revenue of $498.8 million was comprised of stream revenue of $359.9 million and royalty revenue of $138.9 million, at an average gold price of $1,560 per ounce, an average silver price of $16.90 per ounce and an average copper price of $2.57 per pound, compared to fiscal 2019 total revenue of $423.1 million which was comprised of stream revenue of $305.8 million and royalty revenue of $117.2 million, at an average gold price of $1,263 per ounce, an average silver price of $15.00 per ounce and an average copper price of $2.79 per pound.

The increase in total revenue for fiscal 2020 compared with fiscal 2019 resulted primarily from an increase in stream revenue and an increase in the average gold and silver prices. The increase in stream revenue was primarily attributable to an increase in gold and copper sales at Mount Milligan and gold sales at Pueblo Viejo. These increases were partially offset by lower gold sales at Andacollo due to a decrease in deliveries resulting from a temporary suspension of operations during the December 2019 quarter due to a workers’ strike. Royalty revenue also increased during fiscal 2020 compared to fiscal 2019 primarily due to an increase in production at Peñasquito and Cortez and an increase in the average gold and silver prices.

Cost of sales, which excludes depreciation, depletion and amortization, increased to $83.9 million for fiscal 2020 from $77.5 million for fiscal 2019. The increase was primarily due to increased gold and copper sales from Mount Milligan and an increase in gold sales from Pueblo Viejo, partially offset by a decrease in silver sales from Pueblo Viejo. Cost of sales is specific to the Company’s stream agreements and is the result of the purchase of gold, silver and copper for a cash payment. The cash payment for gold from Mount Milligan is the lesser of $435 per ounce or the prevailing market price of gold when purchased, while the cash payment for all other streams is a set contractual percentage of the gold, silver or copper spot price near the date of metal delivery.

Depreciation, depletion and amortization increased to $175.4 million for fiscal 2020 from $163.1 million for fiscal 2019. The increase was primarily attributable to higher gold and copper sales at Mount Milligan and an increase in gold sales at Pueblo Viejo. An increase in depletion rates at Mount Milligan as a result of updated reserves also contributed to the increase in the Company’s depletion expense during the current period.

The Company recognized a gain in fair value changes in equity securities of $1.4 million for fiscal 2020 compared to a loss in fair value changes in equity securities of $6.8 million for fiscal 2019.

Interest and other expense decreased to $9.8 million for fiscal 2020 from $29.7 million for fiscal 2019. The decrease was primarily attributable to lower interest expense as a result of a decrease in average debt amounts outstanding when compared to the prior period. During the prior period, the $370 million aggregate principal amount due under the convertible senior notes matured and was settled in June 2019.

During fiscal 2020, the Company recognized an income tax benefit totaling $3.7 million compared with an expense of $17.5 million during fiscal 2019. This resulted in an effective tax rate of (1.9%) during the current period, compared with 16.4% in the prior period. The effective tax rate for fiscal 2020 was primarily impacted by a net step-up of tax assets due to the enactment of the Federal Act on Tax Reform and AHV Financing in Switzerland and the release of an uncertain tax position resulting from a settlement agreement with a foreign tax authority related to withholding tax.

Net cash provided by operating activities totaled $340.8 million for fiscal 2020 compared to $253.2 million for fiscal 2019. The increase was primarily due to an increase in proceeds received from the Company’s stream interests, net of cost of sales, of approximately $49.5 million, and lower income taxes paid of $12.9 million.

At June 30, 2020, the Company had current assets of $362.2 million compared to current liabilities of $43.6 million resulting in working capital of $318.6 million. This compares to current assets of $154.7 million and current liabilities of $33.6 million at June 30, 2019, resulting in working capital of $121.1 million.

During fiscal 2020, liquidity needs were met from $340.8 million in net cash provided by operating activities and available cash resources. As of June 30, 2020, the Company had $695 million available and $305 million outstanding under the revolving credit facility. Working capital, combined with available capacity under the revolving credit facility, resulted in approximately $1 billion of total liquidity at June 30, 2020.

On July 2, 2020, the Company repaid $30 million of the outstanding borrowings under the revolving credit facility, which increased the amount available under the revolving credit facility to $725 million and decreased the amount outstanding to $275 million.

Fourth Quarter 2020 Overview

Fourth quarter revenue was $120.0 million compared to $115.7 million in the prior year quarter, with stream revenue totaling $85.8 million and royalty revenue totaling $34.2 million. The increase in total revenue for the fourth quarter compared to the prior year quarter was due to higher average gold and silver prices and higher royalty revenue primarily from Peñasquito and Cortez. These increases were partially offset by a lower average copper price and lower sales volumes from the stream segment, primarily gold stream sales volumes at Andacollo, Mount Milligan and Pueblo Viejo.

Cost of sales, which excludes depreciation, depletion and amortization, decreased to $20.7 million for the fourth quarter from $23.8 million for the prior year quarter. The decrease was primarily due to lower gold sales from Andacollo, Mount Milligan and Pueblo Viejo, partially offset by increased gold prices when compared to the prior year quarter. Cost of sales is specific to the Company’s stream agreements and is the result of the purchase of gold, silver and copper for a cash payment.

Depreciation, depletion and amortization increased to $45.4 million for the fourth quarter from $42.3 million for the prior year quarter. The increase was primarily due to higher depletion rates at Mount Milligan as a result of a reserve update completed during fiscal 2020.

An impairment expense of $1.3 million was recognized in the fourth quarter related to the Company’s royalty interest in the El Toqui property in Chile. Information was obtained during the fourth quarter with respect to insolvency proceedings and it was determined that the carrying value of the Company’s interest is not recoverable and was reduced to nil.

During the fourth quarter, the Company recognized a gain of $6.4 million on changes in fair value of equity securities related to the holdings in Contango ORE, Inc. and Battle North Gold Corporation, and warrants to purchase common shares of TriStar Gold Inc., compared to a loss of $3.5 million in the prior year period.

Interest and other expense decreased to $2.7 million for the fourth quarter, from $6.9 million for the prior year period. The decrease was primarily attributable to lower interest expense as a result of a decrease in average debt amounts outstanding when compared to the prior year quarter. As discussed in the Company’s Form 10-K for the fiscal year ended June 30, 2019, in June 2019 the Company repaid at maturity the $370 million aggregate principal amount due under its 2.875% convertible senior notes.

During the fourth quarter, the Company recognized an income tax expense of $0.05 million, compared with an income tax expense of $6.1 million during the prior year period. The current period tax expense was primarily impacted by the release of an uncertain tax liability resulting from a settlement agreement with a foreign tax authority related to withholding tax.

Property Highlights

A summary of fourth quarter and historical production reported by operators of the Company’s principal stream and royalty properties can be found on Tables 1 and 2. Calendar year 2020 operator production estimates for these properties compared to actual production at these properties through June 30, 2020 can be found on Table 3. Results of the streaming business for the fourth quarter, compared to the prior year quarter, can be found on Table 4. Highlights at certain of the Company’s principal producing and development properties during the fourth quarter, compared to the prior year quarter, are detailed in the Annual Report on Form 10-K.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of June 30, 2020, the Company owned interests on 187 properties on five continents, including interests on 41 producing mines and 16 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	Fourth Quarter and Fiscal Year 2020 Call Information:

Alistair Baker	Dial-In	855-209-8260 (U.S.); toll free
Vice President Investor Relations and Business Development	Numbers:	855-669-9657 (Canada); toll free 412-542-4106 (International)
(720) 554-6995	Conference Title:	Royal Gold

Note: Management’s conference call reviewing the fourth quarter and fiscal year 2020 results will be held on Thursday, August 6, 2020, at noon Eastern Time (10:00 a.m. Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

	Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, the following: statements about our expected financial performance, including revenue, expenses, earnings or cash flow; operators’ expected operating and financial performance, including production, deliveries, mine plans and reserves, development, cash flows and capital expenditures; planned and potential acquisitions or dispositions, including funding schedules and conditions; liquidity, financing and dividends; our overall investment portfolio; macroeconomic and market conditions including the impacts of COVID-19; prices for gold, silver, copper, nickel and other metals; potential impairments; or tax changes.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a low-price environment for gold, silver, copper, nickel or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, changes to mine plans and reserves, liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, contractual issues involving our stream or royalty agreements, or operational disruptions due to COVID-19; risks associated with doing business in foreign countries; our ability to identify, finance, value and complete acquisitions; adverse economic and market conditions; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2019, and subsequent Quarterly Reports on Form 10-Q. Most of these factors are beyond our ability to predict or control.

Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information: Certain information provided in this press release, including production estimates for calendar 2020, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

Information in this press release concerning the Khoemacau Copper Project mine life, construction completion, current staffing levels and activity focus, underground development, cost information and initial deliveries of silver under the streaming agreement was provided to the Company by Cupric Canyon Capital L.P., the privately-held owner and developer of Khoemacau. Such information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely upon this information.

TABLE 1

Fourth Quarter Fiscal 2020
Revenue and Operators’ Reported Production for Principal Stream and Royalty Interests

(In thousands, except reported production in oz and lb)

		Three Months Ended			Three Months Ended
		June 30, 2020			June 30, 2019
Stream/Royalty	Metal(s)	Revenue	Reported Production(1)		Revenue	Reported Production(1)
Stream:
Mount Milligan		$38,002			$37,057
	Gold		20,200	oz		23,100	oz
	Copper		1.7	Mlb		2.5	Mlb
Pueblo Viejo		$23,444			$24,340
	Gold		10,200	oz		12,400	oz
	Silver		394,700	oz		553,000	oz
Andacollo	Gold	$10,895	6,300	oz	$18,248	14,100	oz
Wassa	Gold	$4,443	2,600	oz	$4,541	3,500	oz
Other(2)		$9,019			$6,158
	Gold		4,900	oz		4,300	oz
	Silver		55,300	oz		36,400	oz
Total stream revenue		$85,803			$90,344
Royalty:
Peñasquito		$6,076			$1,103
	Gold		83,700	oz		37,300	oz
	Silver		5.2	Moz		4.9	Moz
	Lead		30.6	Mlb		34.5	Mlb
	Zinc		90.2	Mlb		72.8	Mlb
Cortez	Gold	$8,233	52,500	oz	$4,317	32,700	oz
Other(2)	Various	$19,853	N/A		$19,930	N/A
Total royalty revenue		$34,162			$25,350
Total revenue		$119,965			$115,694

		Year Ended			Year Ended
		June 30, 2020			June 30, 2019
Stream/Royalty	Metal(s)	Revenue	Reported Production(1)		Revenue	Reported Production(1)
Stream:
Mount Milligan		$131,425			$101,010
	Gold		63,700	oz		61,700	oz
	Copper		12.7	Mlb		8.3	Mlb
Pueblo Viejo		$96,978			$82,844
	Gold		43,300	oz		41,000	oz
	Silver		1.8	Moz		2.1	Moz
Andacollo	Gold	$74,219	48,100	oz	$69,264	55,000	oz
Wassa	Gold	$23,203	15,000	oz	$22,098	17,500	oz
Other(2)		$34,043			$30,608
	Gold		20,300	oz		22,600	oz
	Silver		188,800	oz		144,700	oz
Total stream revenue		$359,868			$305,824
Royalty:
Peñasquito		$25,498			$13,865
	Gold		312,200	oz		158,800	oz
	Silver		27.8	Moz		16.4	Moz
	Lead		182.3	Mlb		117.4	Mlb
	Zinc		393.9	Mlb		216.2	Mlb
Cortez	Gold	$22,342	173,300	oz	$11,383	96,700	oz
Other(2)	Various	$91,111	N/A		$91,984	N/A
Total royalty revenue		$138,951			$117,232
Total revenue		$498,819			$423,056

1	Reported production for stream interests relates to the Company’s actual metal sales, and for royalty interests relates to the amount of metal sales that are subject to the Company’s royalty interests for the stated period, as reported to the Company by operators of the mines.
2	Individually, with the exception of the Rainy River stream which contributed 5.5% and 5.2% of revenue in fiscal 2020 and fiscal 2019, respectively, no stream or royalty included within the “Other” category contributed greater than 5% of the Company’s total revenue for either period.

TABLE 2

Operators’ Historical Production

				Reported Production For The Quarter Ended[1]
Property	Operator	Stream/Royalty	Metal(s)	Jun. 30, 2020		Mar. 31, 2020		Dec. 31, 2019		Sep. 30, 2019		Jun. 30, 2019
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	20,200	oz	14,000	oz	12,900	oz	16,600	oz	23,100	oz
		18.75% of payable copper	Copper	1.7	Mlb	4.3	Mlb	4.3	Mlb	2.4	Mlb	2.5	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in gold produced up to 990,000 ounces; 3.75% thereafter	Gold	10,200	oz	13,200	oz	10,500	oz	9,500	oz	12,400	oz
		75% of Barrick's interest in payable silver up to 50 million ounces; 37.5% thereafter(2)	Silver	394,700	oz	417,800	oz	462,400	oz	475,600	oz	553,000	oz
Andacollo	Teck	100% of gold produced up to 900,000; 50% thereafter	Gold	6,300	oz	13,900	oz	13,900	oz	14,000	oz	14,100	oz
Wassa	Golden Star	10.5% of gold produced up to 240,000 ounces; 5.5% thereafter(3)	Gold	2,600	oz	5,600	oz	3,300	oz	3,600	oz	3,500	oz
Royalty:
Peñasquito	Newmont Corporation	2.0% NSR	Gold	83,700	oz	97,200	oz	95,800	oz	35,500	oz	17,800	oz
			Silver	5.2	Moz	8.7	Moz	9.3	Moz	4.6	Moz	2.3	Moz
			Lead	30.6	Mlb	60.5	Mlb	61.5	Mlb	29.7	Mlb	17.0	Mlb
			Zinc	90.2	Mlb	124.5	Mlb	72.1	Mlb	107.1	Mlb	(3.9)	Mlb
Cortez	Nevada Gold Mines LLC	GSR1, GSR2, GSR3, NVR1, NVR1C	Gold	52,500	oz	57,700	oz	28,000	oz	35,100	oz	37,000	oz

1	Reported production for stream interests relates to the Company’s actual metal sales, and for royalty interests relates to the amount of metal sales that are subject to the Company’s royalty interests for the stated period, each as reported to the Company by operators of the mines and may differ from the operators’ public reporting.
2	The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
3	The 240,000 ounce threshold includes production from Golden Star’s Prestea mine.

TABLE 3

Operator’s Estimated and Actual Production

	Operator's Estimated Production for			Operator's Actual Calendar 2020
	Full Year Calendar 2020(1)			Production to Date(2)
Stream/Royalty	Gold (oz)	Silver (oz)	Base Metals (lb)	Gold (oz)	Silver (oz)	Base Metals (lb)
Stream:
Andacollo(3)	53,000			27,500
Mount Milligan(4)	140,000 - 160,000			69,300
Copper			80 - 90 Million			39.1 Million
Pueblo Viejo(5)	530,000 - 580,000	N/A		254,000	N/A
Wassa(6)	165,000 - 170,000			85,100
Royalty:
Cortez GSR1	66,500			61,800
Cortez GSR2	109,000			48,300
Cortez GSR3	145,700			52,400
Cortez NVR1	113,200			88,700
Cortez NVR1C	29,900			400
Peñasquito(7)	510,000	28 million		185,000	13.1 Million
Lead			190 million			84 Million
Zinc			360 million			178 Million

1	Production estimates received from the operators are for calendar 2020. There can be no assurance that production estimates received from the operators will be achieved. Please also refer to our cautionary language regarding forward-looking statements above, as well as the Risk Factors identified in Part I, Item 1A, of the Company’s Fiscal 2020 Form 10-K for information regarding factors that could affect actual results.
2	Actual production figures shown are from the operators and cover the period January 1, 2020 through June 30, 2020, unless otherwise noted in footnotes to this table.
3	The estimated and actual production figures shown for Andacollo are contained gold in concentrate.
4	The estimated and actual production figures shown for Mount Milligan are payable gold and copper in concentrate.
5	The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent Barrick’s 60% interest in Pueblo Viejo. Barrick did not provide estimated or actual silver production.
6	The estimated and actual production figures shown for Wassa are payable gold in doré.
7	The estimated and actual gold production figures shown for Peñasquito are payable gold and silver in concentrate and doré. The estimated and actual lead and zinc production figures shown are payable lead and zinc in concentrate.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	June 30, 2020		June 30, 2019		June 30, 2020	June 30, 2019
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	15,000	20,200	22,300	23,200	3,300	7,100
Pueblo Viejo	11,100	10,200	9,500	12,400	11,100	9,500
Andacollo	6,200	6,300	16,000	14,100	100	4,300
Wassa	4,900	2,500	4,300	3,500	2,900	1,500
Other	3,600	4,900	5,400	4,300	1,500	400
Total	40,800	44,100	57,500	57,500	18,900	22,800

	Three Months Ended		Three Months Ended		As of	As of
	June 30, 2020		June 30, 2019		June 30, 2020	June 30, 2019
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo	451,200	394,700	475,600	553,000	451,200	475,600
Other	37,400	55,300	36,200	36,400	23,400	36,500
Total	488,600	450,000	511,800	589,400	474,600	512,100

	Three Months Ended		Three Months Ended		As of	As of
	June 30, 2020		June 30, 2019		June 30, 2020	June 30, 2019
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	2.4	1.7	2.5	2.6	0.8	0.8

	Year Ended		Year Ended		As of	As of
	June 30, 2020		June 30, 2019		June 30, 2020	June 30, 2019
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	59,900	63,700	68,500	61,700	3,300	7,100
Andacollo	43,900	48,100	51,900	55,000	100	4,300
Pueblo Viejo	45,000	43,300	41,200	41,000	11,100	9,500
Wassa	16,500	15,000	16,600	17,500	2,900	1,500
Other	19,500	20,300	22,500	22,600	1,500	2,200
Total	184,800	190,400	200,700	197,800	18,900	24,600

	Year Ended		Year Ended		As of	As of
	June 30, 2020		June 30, 2019		June 30, 2020	June 30, 2019
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo	1,726,100	1,750,400	2,007,000	2,071,700	451,200	475,600
Other	175,700	188,800	148,900	144,700	23,400	36,500
Total	1,901,800	1,939,200	2,155,900	2,216,400	474,600	512,100

	Year Ended		Year Ended		As of	As of
	June 30, 2020		June 30, 2019		June 30, 2020	June 30, 2019
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	12.6	12.7	9.1	8.3	0.8	0.8

ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	June 30, 2020	June 30, 2019
ASSETS
Cash and equivalents	$319,128	$119,475
Royalty receivables	27,689	20,733
Income tax receivable	2,435	2,702
Stream inventory	11,671	11,380
Prepaid expenses and other	1,227	389
Total current assets	362,150	154,679
Stream and royalty interests, net	2,318,913	2,339,316
Other assets	85,224	50,156
Total assets	$2,766,287	$2,544,151
LIABILITIES
Accounts payable	$2,484	$2,890
Dividends payable	18,364	17,372
Income tax payable	13,323	6,974
Other current liabilities	9,384	6,374
Total current liabilities	43,555	33,610
Debt	300,439	214,554
Deferred tax liabilities	86,439	88,961
Uncertain tax positions	25,427	36,573
Other long-term liabilities	8,308	-
Total liabilities	464,168	373,698
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	-	-
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,531,288 and 65,440,492 shares outstanding, respectively	655	655
Additional paid-in capital	2,210,429	2,201,773
Accumulated earnings (losses)	61,133	65,747
Total Royal Gold stockholders’ equity	2,272,217	2,136,681
Non-controlling interests	29,902	33,772
Total equity	2,302,119	2,170,453
Total liabilities and equity	$2,766,287	$2,544,151

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands except for per share data)

	For The Three Months Ended		For The Year Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Revenue	$119,965	$115,694	$498,819	$423,056
Costs and expenses
Cost of sales (excludes depletion, depreciation and amortization)	20,741	23,771	83,890	77,535
General and administrative	6,537	6,338	30,195	30,488
Production taxes	890	906	3,824	4,112
Exploration costs	485	1,624	5,190	7,158
Depreciation, depletion and amortization	45,396	42,331	175,434	163,056
Impairment of royalty interests	1,341	—	1,341	—
Total costs and expenses	75,390	74,970	299,874	282,349
Operating income	44,576	40,724	198,945	140,707
Fair value changes in equity securities	6,390	(3,482)	1,418	(6,800)
Interest and other income	425	1,231	2,046	2,320
Interest and other expense	(2,674)	(6,864)	(9,813)	(29,650)
Income before income taxes	48,717	31,609	192,596	106,577
Income tax (expense) benefit	(45)	(6,143)	3,654	(17,498)
Net income and comprehensive income	48,672	25,466	196,250	89,079
Net loss and comprehensive loss attributable to non-controlling interests	343	993	3,093	4,746
Net income and comprehensive income attributable to Royal Gold common stockholders	$49,015	$26,459	$199,343	$93,825
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$0.75	$0.40	$3.04	$1.43
Basic weighted average shares outstanding	65,522,569	65,410,066	65,523,024	65,394,627
Diluted earnings per share	$0.75	$0.40	$3.03	$1.43
Diluted weighted average shares outstanding	65,627,851	65,537,501	65,643,390	65,505,535
Cash dividends declared per common share	$0.28	$0.265	$1.11	$1.05

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended		Year Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Cash flows from operating activities:
Net income and comprehensive income	$48,672	$25,466	$196,250	$89,079
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	45,395	42,331	175,434	163,056
Amortization of debt discount and issuance costs	285	3,406	1,136	15,288
Non-cash employee stock compensation expense	833	1,107	9,116	6,617
Fair value changes in equity securities	(6,390)	3,482	(1,418)	6,800
Deferred tax (benefit) expense	4,718	3,584	(32,399)	(1,745)
Impairment of royalty interests	1,341	—	1,341	—
Other	—	(2)	(148)	(2)
Changes in assets and liabilities:
Royalty receivables	4,632	6,821	(6,957)	5,623
Stream inventory	276	1,033	(291)	(2,069)
Income tax receivable	8,926	6,087	268	(2,663)
Prepaid expenses and other assets	(2,057)	319	(7,828)	2,793
Accounts payable	1,020	(2,100)	(275)	(6,426)
Income tax payable	(7,705)	(9,279)	6,349	(11,281)
Uncertain tax positions	(11,014)	50	(11,146)	3,180
Other liabilities	2,625	(10,048)	11,320	(15,084)
Net cash provided by operating activities	$91,557	$72,257	$340,752	$253,166
Cash flows from investing activities:
Acquisition of stream and royalty interests	(48,130)	—	(155,985)	(1,055)
Purchase of equity securities	—	—	(461)	(3,573)
Other	360	(810)	3,587	(967)
Net cash used in investing activities	$(47,770)	$(810)	$(152,859)	$(5,595)
Cash flows from financing activities:
Repayment of debt	—	(370,000)	(115,000)	(370,000)
Borrowings from revolving credit facility	200,000	220,000	200,000	220,000
Net payments from issuance of common stock	77	387	(4,180)	(1,595)
Common stock dividends	(18,360)	(17,363)	(71,471)	(67,477)
Contributions from non-controlling interest	420	930	3,720	4,140
Other	(511)	(1,922)	(1,309)	(1,914)
Net cash provided by (used in) financing activities	$181,626	$(167,968)	$11,760	$(216,846)
Net increase (decrease) in cash and equivalents	225,413	(96,521)	199,653	30,725
Cash and equivalents at beginning of period	93,715	215,996	119,475	88,750
Cash and equivalents at end of period	$319,128	$119,475	$319,128	$119,475

Schedule A – Non-GAAP Financial Measures and Certain Other Measures

Overview of non-GAAP financial measures:

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this report or elsewhere include the following:

1.	Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.	Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
3.	Net debt is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) at the end of a period minus cash and equivalents for that same date. Net debt to adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt for a period divided by adjusted EBITDA (as defined above) for that same period. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because it could be used to reduce our debt obligations. A limitation associated with using net debt is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
4.	Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures

Adjusted EBITDA:

	Three Months Ended		Year Ended
	June 30,		June 30,
(amounts in thousands)	2020	2019	2020	2019
Net income and comprehensive income	$48,672	$25,466	$196,250	$89,079
Depreciation, depletion and amortization	45,396	42,331	175,434	163,056
Non-cash employee stock compensation	833	1,107	9,116	6,617
Impairment of royalty interests	1,341	—	1,341	—
Fair value changes in equity securities	(6,390)	3,482	(1,418)	6,800
Interest and other, net	2,249	5,633	7,767	27,330
Income tax expense (benefit)	45	6,143	(3,654)	17,498
Non-controlling interests in operating loss of consolidated subsidiaries	343	993	3,241	4,746
Adjusted EBITDA	$92,489	$85,155	$388,077	$315,126

Adjusted net income and adjusted net income per share:

	Three Months Ended		Year Ended
	June 30,		June 30,
(amounts in thousands, except per share data)	2020	2019	2020	2019
Net income and comprehensive income attributable to Royal Gold common stockholders	$49,015	$26,459	$199,343	$93,825
Fair value changes in equity securities	(6,390)	3,482	(1,418)	6,800
Impairment of royalty interests	1,341	—	1,341	—
Discrete tax benefits	(11,477)	—	(40,014)	—
Non-recurring non-cash employee stock compensation	—	—	3,338	—
Tax effect of adjustments	1,741	(757)	(180)	(1,467)
Adjusted net income attributable to Royal Gold common stockholders	34,230	29,184	$162,410	$99,158

Net income attributable to Royal Gold common stockholders per diluted share	$0.75	$0.40	3.03	1.43
Fair value changes in equity securities	(0.10)	0.05	(0.02)	0.10
Impairment of royalty interests	0.02	—	0.02	—
Discrete tax benefits	(0.17)	—	(0.61)	—
Non-recurring non-cash employee stock compensation	—	—	0.05	—
Tax effect of adjustments	0.03	(0.01)	—	(0.02)
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$0.53	$0.44	$2.47	$1.51

Net debt and net debt to adjusted EBITDA:

	June 30,	June 30,
(amounts in thousands)	2020	2019
Debt	$300,439	$214,554
Debt issuance costs	4,561	5,446
Cash and equivalents	(319,128)	(119,475)
Net (cash) debt	$(14,128)	$100,526

Years ended June 30 adjusted EBITDA	$386,736	$315,126
Net (cash) debt to adjusted EBITDA	(.04)x	.32x

Free cash flow:

	Three Months Ended		Year Ended
	June 30,		June 30,
(amounts in thousands)	2020	2019	2020	2019
Net cash provided by operating activities	$91,557	$72,257	$340,752	$253,166
Acquisition of stream and royalty interests	(48,130)	—	(155,985)	(1,055)
Free cash flow	$43,427	$72,257	$184,767	$252,111

Other measures

We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this report and elsewhere include the following:

1.	Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average gold price for that same period.
2.	Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.	Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date.
4.	Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.
5.	Operating margin is calculated by the Company as operating income for a period divided by revenue for that same period.